Exhibit 10.2

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                                                                                    U.S. Department of Justice

                                                                                     Criminal Division

August 3, 2010
Patrick R. Hanes, Esq.
Williams Mullen
200 South 10th Street
Richmond, Virginia 23219

           Re:           Universal Corporation

Dear Mr. Hanes:

On the understandings specified below, the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) and the United States Attorney’s Office for the Eastern District of Virginia (the “USAO”) (collectively, the “Department of Justice” or the “Department”) will not criminally prosecute Universal Corporation (“Universal”) or any of its subsidiaries except as set forth in the Plea Agreement with respect to Universal Leaf Tabacos Ltda. (“Universal Brazil”), for any crimes (except for criminal tax violations, as to which the Department does not make any agreement) related to the making of  improper payments, by employees and agents of Universal and/or its subsidiaries to officials of the Government of Thailand in connection with Universal Brazil’s efforts to secure business, namely, to secure the improper sale of leaf tobacco to the Thailand Tobacco Monopoly, from 2000 to 2004, and the accounting and record-keeping associated with these improper payments, as described in Appendix A (Statement of Facts).  The Department enters into this Non-Prosecution Agreement based, in part, on the following factors: (a) Universal’s discovery of the violations through its own internal hotline process; (b) timely, voluntary, and complete disclosure of the facts described in Appendix A (the “Statement of Facts”); (c) Universal’s extensive, thorough, real-time cooperation with the Department and the U.S. Securities and Exchange Commission (“SEC”); and (d) the remedial efforts already undertaken and to be undertaken by Universal.

It is understood that Universal admits, and accepts and acknowledges responsibility for, the conduct of its subsidiaries set forth in Appendix A, and agrees not to make any public statement contradicting Appendix A.

If Universal fully complies with the understandings specified in this Non-Prosecution Agreement, including all appendices hereto (collectively referred to as the “Agreement”), no information given by or on behalf of Universal voluntarily as of the date of this Agreement or at the request of the Department (or any other information directly or indirectly derived therefrom) will be used against Universal or its subsidiaries, with the exception of Universal Brazil as set forth in the Plea Agreement, in any criminal tax prosecution.  This Agreement does not provide any protection against prosecution for any crimes except as set forth above, and applies only to Universal and its subsidiaries and not to any other entities except as set forth in this Agreement or to any individuals.  Universal expressly understands that the protections provided under this

Agreement shall not apply to any acquirer or successor entities unless and until such acquirer or successor formally adopts and executes this Agreement.

             This Agreement shall have a term of three (3) years and seven (7) days effective on the date Universal Brazil enters its plea of guilty, except in the event that the Department determines, in its sole discretion, that Universal has knowingly violated any provision of this Agreement, an extension of the term of the Agreement may be imposed by the Department for up to a total additional time period of one year.  Any extension of the Agreement extends all terms of this Agreement for an equivalent period.  Conversely, in the event the Department finds, in its sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the corporate compliance monitor described in Appendix B, and that the other provisions of this Agreement have been satisfied, the term of the Agreement may be terminated early.

 It is understood that for the term of this Agreement, subject to extension or early termination as described above, Universal shall: (a) commit no crimes as defined under applicable U.S. and state laws; and (b) truthfully and completely disclose non-privileged information with respect to the activities of Universal, its subsidiaries, officers and employees, and others concerning all matters about which the Department inquires of it, which information can be used for any purpose, except as otherwise limited in this Agreement; and (c) bring to the Department’s attention all federal criminal conduct by, or criminal investigations of, Universal or any of its senior managerial employees that comes to the attention of Universal or its senior management, as well as any administrative proceeding, civil or criminal action brought by any U.S. or foreign governmental authority that alleges fraud by or against Universal.

             Until the date upon which all investigations and prosecutions arising out of the conduct described in this Agreement are concluded, whether or not they are concluded within the term of this Agreement, Universal shall in any such investigation or prosecution: (a) cooperate fully with the Department, the Federal Bureau of Investigation, the SEC, and any other law enforcement agency designated by the Department; (b) assist the Department by providing logistical and technical support for any meeting, interview, grand jury proceeding, or any trial or other court proceeding; (c) use its best efforts promptly to secure the attendance and truthful statements or testimony of any officer, agent, or employee at any meeting or interview or before the grand jury or at any trial or other court proceeding; and (d) provide the Department, upon request, all non-privileged information, documents, records, or other tangible evidence about which the Department or any designated law enforcement agency inquires.

             It is understood that Universal will engage an independent corporate monitor, as set forth in Appendix B.  It is further understood that Universal will strengthen its compliance, bookkeeping, and internal control standards and procedures, as set forth in Appendix C.

             It is understood that, if the Department determines that Universal has committed any crimes after signing this Agreement, that Universal has given false, incomplete, or misleading testimony or information at any time, or Universal otherwise has violated any provision of this Agreement, Universal shall thereafter be subject to prosecution for any federal violation of which the Department has knowledge, including perjury and obstruction of justice.  Any such prosecution that is not time-barred by the applicable statute of limitations on the date of the

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signing of this Agreement may be commenced against Universal, notwithstanding the expiration of the statute of limitations between the signing of this Agreement and the expiration of the term of this Agreement plus one year.  Universal also expressly acknowledges and incorporates by reference the Tolling Agreement and Tolling Agreement Extensions that have previously been entered into between Universal and the Department.  Thus, by signing this Agreement, Universal agrees that the statute of limitations with respect to any prosecution that is not time-barred on the date that this Agreement is signed, including all time tolled by the Tolling Agreement and Tolling Extensions, shall be tolled for the term of this Agreement plus one year.

             It is understood that, if the Department determines that Universal has committed any crime after signing this Agreement, that Universal has given false, incomplete, or misleading testimony or information, or that Universal otherwise has violated any provision of this Agreement: (a) all statements made by Universal to the Department or other designated law enforcement agents, including Appendix A hereto, and any testimony given by Universal before a grand jury or other tribunal, whether prior or after to the signing of this Agreement, and any leads from such statements or testimony, shall be admissible in evidence in any criminal proceeding brought against Universal, its subsidiaries, employees, and/or agents; and (b) Universal shall assert no claim under the United States Constitution, any statute, Rule 410 of the Federal Rules of Evidence, or any other federal rule that such statements or any leads therefrom should be suppressed.  By signing this Agreement, Universal waives all rights in the foregoing respects.

             It is understood that Universal Brazil has agreed to pay a monetary penalty in the amount of $4,400,000.  Universal agrees to pay this monetary penalty to the United States Treasury on behalf of Universal Brazil if for any reason Universal Brazil has not paid this amount within ten days of the sentencing of Universal Brazil.  The $4,400,000 penalty is final and shall not be refunded.  Furthermore, nothing in this Agreement shall be deemed an agreement by the Department that the $4,400,000 amount is the maximum penalty that may be imposed in any future prosecution, and the Department is not precluded from arguing in any future prosecution that the Court should impose a higher fine, although the Department agrees that under those circumstances, it will recommend to the Court that any amount paid under this Agreement should be offset against any fine the Court imposes as part of a future judgment against Universal.  Finally, the parties agree that any criminal penalty that might be imposed by the Court on, or otherwise paid by, Universal Brazil in connection with its guilty plea and plea agreement entered into simultaneously herewith will be deducted from Universal’s payment obligation under this Agreement.  Universal acknowledges that no tax deduction of any of the Universal Brazil monetary penalty may be sought in connection with its payment under this Agreement.

 It is further understood that this Agreement does not bind any federal, state, local, or foreign prosecuting authority other than the Department.  The Department will, however, bring the cooperation of Universal to the attention of other prosecuting and investigative offices, if requested by Universal.

         It is further understood that Universal and the Department may disclose this Agreement to the public.

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             With respect to this matter, from the date of execution of this Agreement forward, this Agreement supersedes all prior, if any, understandings, promises, and/or conditions between the Department and Universal.  No additional promises, agreements, or conditions have been entered into other than those set forth in this Agreement and none will be entered into unless in writing and signed by all parties.

Sincerely,

DENIS J. MCINERNEY
Chief, Fraud Section

By:	/s/ Stacey K. Luck
Stacey K. Luck
Senior Trial Attorney, Fraud Section

NEIL H. MACBRIDE
United States Attorney

By:	/s/ Michael S. Dry
Michael S. Dry
Assistant United States Attorney

AGREED AND CONSENTED TO:

Universal Corporation

By:	/s/ Preston D. Wigner	August 6, 2010
	Preston D. Wigner	Date
Vice President, General Counsel, Secretary,
and Chief Compliance Officer

APPROVED:

By:	/s/ Patrick R. Hanes	August 6, 2010
	Patrick R. Hanes, Esq.	Date
Williams Mullen
Attorney for Universal Corporation

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APPENDIX A
STATEMENT OF FACTS

The following Statement of Facts is incorporated by reference as part of (a) the Non-Prosecution Agreement between the Fraud Section, Criminal Division of the United States Department of Justice (“the Fraud Section”), the United States Attorney’s Office for the Eastern District of Virginia (“USAO”) (collectively referred to as “the Department”), and Universal Corporation (“Universal”), and (b) the Plea Agreement between the Department and Universal Leaf Tabacos Ltda. (“Universal Brazil”).  The Department, Universal, and Universal Brazil agree that the following facts are true and correct:
I.	Relevant Entities and Individuals
1.           Universal Corporation (“Universal”) was a Virginia corporation headquartered in Richmond, Virginia. Universal, through its subsidiaries, was a worldwide purchaser and supplier of processed leaf tobacco.  Universal issued and maintained a class of publicly-traded securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, Title 15, United States Code, Section 78l, and publicly traded on the New York Stock Exchange.  Universal was required to file periodic reports with the United States Securities and Exchange Commission (“SEC”) under Section 13 of the Securities Exchange Act, Title 15, United States Code, Section 78m.  Accordingly, Universal was an “issuer” within the meaning of the Foreign Corrupt Practices Act (“FCPA”), Title 15, United States Code, Section 78dd-1(a).  By virtue of its status as an issuer within the meaning of the FCPA, Universal was required to make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflected the transactions and disposition of assets of Universal and its subsidiaries, including those of Universal Brazil.
2.    Universal Leaf Tabacos Ltda. (“Universal Brazil”), a wholly owned subsidiary of Universal, was a Brazilian corporation, headquartered in Santa Cruz do Sul, Brazil.

Universal Brazil was a “person” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-3.  As more fully described herein, individuals and entities affiliated with and acting on behalf of Universal Brazil while in the territory of the United States, used and caused the use of the mails and means and instrumentalities of interstate commerce and performed other acts in furtherance of an offer, promise, authorization, or payment of money or anything of value to foreign government officials for the purpose of assisting in obtaining or retaining business for, or directing business to, any person all within the meaning of the FCPA, Title 15, United States Code, Section 78dd-3.
3.           Universal Leaf Tobacco Company, Incorporated (“Universal Leaf Tobacco”), a wholly owned subsidiary of Universal, was a Virginia corporation, headquartered in Richmond, Virginia.  Universal Leaf Tobacco was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2.
4.           LATCO, Inc. (“LATCO”) was a Virginia corporation and a wholly owned subsidiary of Universal.  LATCO was an entity used by Universal Brazil to make commission payments to its sales agents, in addition to other purposes.  LATCO’s accounts were consolidated annually into Universal’s year-end results.  LATCO was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2.
5.           The Thailand Tobacco Monopoly (“TTM”) was a Thai government-owned tobacco monopoly located in Bangkok, Thailand.  The Government of Thailand established the TTM, an agency and instrumentality of the government, to manage and control the government-owned tobacco industry in Thailand.  The TTM supervised the cultivation of domestic tobacco crops, the purchase of tobacco imports and the manufacture of cigarettes and other tobacco products in Thailand.  Employees and representatives of the TTM were “foreign officials” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-3(f)(2)(A).

6.    Employee A, a U.S. citizen, was the President of Universal Brazil.
7.    Employee B, a Brazilian citizen, was the Commercial Director for Universal Brazil.
8.    Employee C, a Brazilian citizen, was a Sales Manager for Universal Brazil.  Employee C was the account manager for the TTM account from 2000 to 2003.
9.    Employee D, a Zimbabwean citizen, was a Sales Director for Universal Brazil.  Employee D supported Employee C on the TTM account from 2000 to 2002.
10.    Employee E, a Brazilian citizen, was the Finance Director for Universal Brazil.
11.    Employee F, a Brazilian citizen, was the Export Superintendent for Universal Brazil.
12.    Employee G, a Brazilian citizen, was a Sales Manager for Universal Brazil.  Employee G took over the TTM account from Employee C and was the TTM account manager from 2003 to 2004.
13.           Employee H, a Zimbabwean citizen, was the Sales Director for Universal Leaf Asia.  Employee H played a supporting role to Universal Brazil for accounts in Asia, including the TTM account.  Employee H was an acquaintance of Agent X, and Agent X included Employee H in communications regarding kickback payments to TTM representatives.
14.           Employee I, a Brazilian citizen, was an account manager in Brazil.
15.   Employee J, a U.S. citizen, was a Vice President of Universal Leaf Tobacco.  Between June 2000 and August 2001, Employee J approved wiring instructions for payments to Agent X requested by Universal Brazil to be paid by LATCO.

16.           Employee K, a U.S. citizen, was the Controller of Universal.  In September 2002, Employee K approved wiring instructions for a payment to Agent X requested by Universal Brazil to be paid by LATCO.
17.           Employee L, a U.S. citizen, was the Director of Financial Accounting for Universal Leaf Tobacco.  Between September 2003 and December 2004, Employee L approved wiring instructions for payments from LATCO to Agent X requested by Universal Brazil.
18.           Agent X was a Thai national who was hired by Universal Brazil in early 2000 as its sales agent to facilitate the company’s sale of processed leaf tobacco to the TTM.
19.           Corporation Y was a competitor of Universal Brazil and Corporation Z.  Corporation Y entered into an agreement with Universal Brazil and Corporation Z to jointly pay kickbacks to representatives of the TTM in exchange for securing orders for the sale of processed leaf tobacco to the TTM for itself, Universal Brazil, and Corporation Z.
20.           Corporation Z was a competitor of Universal Brazil and Corporation Y.  Corporation Z entered into an agreement with Universal Brazil and Corporation Y to jointly pay kickbacks to representatives of the TTM in exchange for securing orders for the sale of processed leaf tobacco to the TTM for itself, Universal Brazil, and Corporation Y.
II.           The Kickback Scheme
21.           From in or around March 2000, to in or around July 2004, the TTM awarded Universal Brazil five (5) orders for the sale of Brazilian leaf tobacco.  To obtain these orders, between June 2000 and December 2004, Universal Brazil paid approximately $697,800 in kickbacks to representatives of the TTM through Agent X.

22.           The scheme was initiated in or about March 2000, at or about the time representatives of the TTM traveled to Brazil to visit potential suppliers of tobacco, including Universal Brazil, Corporation Y, and Corporation Z.  Agent X accompanied the TTM representatives during their visit to facilitate the sales discussions.
23.           On March 11, 2000, Employee A hosted a dinner for the TTM delegation at his home in Brazil, which was attended by Agent X, Employee B, Employee C, and Employee D.
24.           After the dinner, Agent X informed, at least, Employee C and D that for Universal Brazil to secure a sales order with the TTM, Universal Brazil would have to pay “special expenses” to TTM representatives.  The term “special expenses” was understood by the employees and Agent X to refer to kickbacks to certain TTM representatives.  The employees and Agent X also understood that the kickbacks would be paid to ensure that only those tobacco suppliers that paid the kickbacks would be awarded sales orders.
25.           On March 29, 2000, Employee C informed Agent X that Universal Brazil would pay the kickbacks to the TTM representatives to secure the orders and the company’s market share of the sales to the TTM.
26.           On March 29, 2000, the TTM awarded Universal Brazil and Corporations Y and Z orders for the sale of Brazilian leaf tobacco.
27.           Beginning in or about July 2000 and continuing until in or about 2004, in order to generate the funds to pay the kickbacks to the TTM representatives, Universal Brazil, Corporation Y, and Corporation Z, through communications among their employees and respective sales agents, agreed that a specified amount would be added to their individual sales prices for processed leaf tobacco.  Universal Brazil entered into this agreement with Corporations Y and Z with an understanding that all three companies would use the excess funds from the sales they secured from the TTM to remit payments to their respective agents who would then pay the kickbacks to the TTM representatives.
28.           Each year between 2000 and 2004, after the TTM purchased tobacco from Universal Brazil, Universal Brazil sent Agent X multiple commission payments, including: (a) a standard commission payment relating to the assistance Agent X provided in finalizing the order; and (b) an additional payment to be used to pay the kickbacks to the TTM representatives.  Agent X directed Universal Brazil to transfer the kickback payments to separate bank accounts and under different names than the bank accounts to which the standard commission payments were transferred.  As a result, the kickback payments were paid to accounts in Thailand and Hong Kong that were not associated with Agent X’s name, and the standard commission payments were paid to accounts in Thailand and Germany to accounts that included (or were associated with) Agent X’s name.
29.           Internally, at Universal Brazil, to process the payments, each year the account manager would prepare a cost sheet which outlined the sales expenses for each order.  The cost sheet contained separate line items for “commission” payments and “special expenses.”
30.           Knowing that “special expenses” were included in the costs for the sales to the TTM, Employees A and B approved the sales.
31.          After the sales to the TTM were finalized and money was received from the customer, the TTM account manager would submit a form to Employee E, the Financial Director, to make the standard commission payments and the kickback payments to Agent X.  Employee E reviewed the payment requests and authorized them.
32.   After Employee E authorized the payments, Employee F sent instructions to individuals in Richmond, Virginia, who processed and recorded payments for LATCO to pay Agent X.  In

2000 and sometimes thereafter, the kickback payments were described in the instructions as sales commissions.  During 2001 and 2003through 2004, the kickback payments were characterized in the instructions as “special expenses.”
33.           Employee E, Employee J, Employee K, and Employee L, recorded the kickback payments as “commission” payments to Agent X.
A.           Tobacco Sales to the TTM from 2000 - 2004
34.           Each year, Universal Brazil account managers and Agent X worked together to negotiate the sales orders with the TTM representatives.  Once the orders were negotiated, senior executives from Universal Brazil approved and executed the orders and employees from Universal and Universal Leaf Tobacco assisted in the transfer of the kickback payments to Agent X.
1.	The 2000 Sales Contract
35.           As described above, in or about March 2000, Agent X informed, at least, Employees C and D that to secure an order with the TTM, kickbacks payments would have to be paid.
36.           On March 23, 2000, Employee C sent a facsimile to Agent X confirming that Universal Brazil would pay the kickbacks and providing a chart breaking down the price of the sales offer to the TTM.  The price included kickbacks or “special charges.”  The facsimile stated that Universal Brazil and Corporation Y would offer at the same sale price as suggested by Agent X and include extra money to be used to pay kickbacks to the TTM representatives.
37.   On or after March 23, 2000, Employees A and B were made aware that “special expenses” were included in the costs for the sales to the TTM and approved the sales.

38.           On March 29, 2000, the TTM awarded Universal Brazil a sales order valued at approximately $1,617,904.  The price included the kickback payments to be paid to the TTM representatives.
39.           On May 4, 2000, Universal Brazil delivered the agreed upon shipment of tobacco leaf to the TTM in Bangkok, Thailand.
40.           Between on or about June 12 and July 6, 2000, Employee C and Employee E signed internal documents authorizing the payment of multiple commission payments, including the “special expense” payments, to Agent X.
41.           On June 12, 2000, Employee B and Employee E sent a facsimile from Brazil to Employee J, located in Richmond, Virginia, directing Employee J to wire transfer Agent X $50,000, described as a commission payment, from LATCO into a Bangkok bank account that was not in Agent X’s name or associated with Agent X’s business.  The $50,000 was to be used to pay part of the kickback payment to the TTM representatives in exchange for the award of the sales contract.
42.           On July 6, 2000, Employee F sent a facsimile from Brazil to Employee J, located in Richmond, Virginia, directing Employee J to wire transfer another $50,000, described as a sales commission, from LATCO to the same Bangkok bank account as the prior $50,000 payment.   The $50,000 was to be used to pay the remainder of the kickback payment to the TTM representatives in exchange for the award of the sales contract.
43.           On July 7, 2000, Universal Brazil paid Agent X approximately $70,752 from Universal Brazil’s Brazilian bank account into a bank account, in Agent X’s name, in Germany.  The payment was Agent X’s standard commission payment which represented 5 percent of the total value of the sale to the TTM.

44.           On June 15, 2000 and July 10, 2000, Employee J directed the payments requested on June 12 and July 6, 2000, to be transferred to the Bangkok bank account.
2.      The 2001 Sales Contract
45.           Between in or about January 2001 and April 2001, Employee C negotiated an order with the TTM with Agent X’s assistance.
46.           On April 2, 2001, Employee C sent a facsimile from Universal Brazil’s office to the TTM Managing Director in Thailand providing a bid for the sale of processed leaf tobacco for the 2001 crop.  The bid contained an amount intended to be used to pay kickbacks to TTM’s Managing Director and other TTM representatives.
47.           Between April 2, 2001, and July 23, 2001, the TTM awarded a sales contract to Universal Brazil valued at approximately $4,560,054.  The sales prices included the kickback payments to be paid to the TTM representatives.
48.           On June 28, 2001, Agent X emailed Employee C and Employee H asking that the 50 percent “prepayment” of special expenses be remitted to an account in Hong Kong.  Agent X instructed that Universal Brazil should not mention Agent X’s name in the remittance instruction.
49.           On July 5, 2001, Employee F sent a facsimile to Employee J, located in Richmond, Virginia, directing Employee J to pay Agent X $110,000 described as a commission payment from LATCO to a Hong Kong bank account that was not in Agent X’s name or associated with Agent X’s business.
50.   On August 20, 2001, Employee I, an account manager in Brazil assisting with the TTM account, sent a facsimile to Employee J, located in Richmond, Virginia, directing Employee J to pay

Agent X $110,000 from LATCO to the same Hong Kong bank account as the prior $110,000 payment.  The text of the facsimile noted that the $110,000 was for the “50% (Balance) of ‘special expenses’” to be paid.
51.           On July 10, 2001 and August 23, 2001, Employee J directed the payments requested on July 5 and August 20, 2001, to be transferred to the Hong Kong bank account.
3.      The 2002 Sales Contract
52.           On April 24, 2002, Agent X and the agents for Corporations Y and Z met with the Managing Director of the TTM to negotiate prices for the 2002 tobacco crop.  After the meeting, Agent X sent Employee C and Employee H an email stating that the agents and the Managing Director had agreed that the special expenses would be 45 cents per kilogram of the processed leaf tobacco purchased by the TTM.
53.           Between March 2002 and May 2002, the TTM awarded a sales contract to Universal Brazil valued at approximately $1,075,200.
54.           On September 4, 2002, Agent X sent an email to Employee G and Employee H asking to be paid the kickback payments.  In the email, Agent X wrote, “please be advised not to state ‘special expenses for TTM’ in the bank application form for remittance otherwise the Hong Kong account will have a problem.”
55.           On September 17, 2002, Employee F, located in Brazil, sent an email to Employee K, located in Richmond, Virginia, requesting that Agent X be paid $86,400 from LATCO to a Hong Kong bank account that was not in Agent X’s name or associated with Agent X’s business.  In the email, Employee F instructed that “no reference should be made” regarding Agent X when the money was transferred.

56.           On September 20, 2002, Employee K directed the payment requested on September 17, 2002, be transferred to the Hong Kong bank account.
4.      The 2003 Sales Contract
57.           In early 2003, Employee G replaced Employee C as the account manager for the TTM account.  Between in or about January 2003 and April 2003, Employee G, with the assistance of Agent X, negotiated Universal Brazil’s tobacco sale to the TTM for the 2003 crop.
58.           In or around April 2003, the TTM awarded a sales order to Universal Brazil valued at approximately $1,130,880.  The order price included the kickback payments to be paid to the TTM representatives.
59.           On or about September 1, 2003, Employee F sent an email to Employee L, located in Richmond, Virginia, requesting that Agent X be paid $96,000 from LATCO to a Hong Kong bank account that was not in Agent X’s name or associated with Agent X’s business.  In the email, Employee F explained that the “payment refers to ‘Special Expenses’ covering our sale to Thailand.”
60.           On September 5, 2003, Employee L directed the payment requested on September 1, 2003, be transferred to the Hong Kong bank account.
5.      2004 Contract
61.           In or about July 2004, Employee G, with the assistance of Agent X, negotiated Universal Brazil’s tobacco sale to the TTM for the 2004 crop.
62.           On July 13, 2004, during the negotiations, Employee G sent Agent X an email regarding the prices that should be proposed to the TTM during the bid process.  In the email, Employee G expressed concern that the TTM may consider bids from vendors other than Universal Brazil and Corporations Y and Z.  Employee G wrote that he wanted the same “special expenses” to be maintained.

63.           On November 25, 2004, Agent X sent an email to Employee G advising that the “special expenses” had increased from the prior year and would be paid as part of the sale.
64.           In or around November 2004, the TTM awarded a sales order to Universal Brazil valued at approximately $1,472,256.  The price included the kickback payments to be paid to the TTM representatives.
65.           On December 7, 2004, Employee F, located in Brazil, sent an email to Employee L, located in Richmond, Virginia, requesting that Agent X be paid $195,040 from LATCO to a Hong Kong bank account that was not in Agent X’s name or associated with Agent X’s business.  In the email, Employee F explained that the “payment refers to ‘Special Expenses’ covering our 2004 sale to Thailand Tobacco Monopoly.”  In the same email, Employee F also requested Employee L transfer more than $61,000 for Agent X to a German bank account as payment for Agent X’s “5% commission.”
66.           On December 10, 2004, Employee L directed the payment requested on December 7, 2004, be transferred to the Hong Kong bank account.
B.           Total Kickback Payments
67.           Between in or around June 2000 and December 2004, Universal Brazil paid approximately $697,800 in kickbacks to its agent with the intent that the money would be passed on to TTM representatives to influence the representatives to award orders to Universal Brazil for the sale of processed leaf tobacco.
68.    The scheme ended in or about April 2005 when the TTM switched to an “electronic auction” process to award orders.  The electronic auction process increased the transparency of all of the bids received by the TTM, allowed for more open competition, and prevented Universal Brazil and Corporation Z from including additional amounts in the price of their tobacco sales, thereby eliminating the ability of the companies to mask kickback payments used to secure sales orders.
III.           Universal’s Books and Records
69.           From in or around 2000 through in or around 2004, Employee E and others falsely characterized Universal Brazil’s kickback payments to TTM representatives in Universal Brazil’s books, records and accounts as “commission payments” to Agent X.
70.           At the end of Universal’s fiscal years 2000 through 2004, the books, records and accounts of Universal’s wholly owned subsidiaries, including those of Universal Brazil containing the false characterizations of the kickback payments to TTM representatives, were incorporated into the books, records and accounts of Universal for purposes of preparing Universal’s year-end financial statements.
IV.           Universal’s Internal Controls
71.           Universal Brazil’s employees, including Employees E and F, directed that kickback payments be paid through LATCO, a wholly owned Universal subsidiary.  The financial records of LATCO were maintained with insufficient oversight or review by Universal’s legal, finance, or compliance departments and were never audited by Universal during the period from 2000 to 2004.
72.           Universal Brazil’s Finance Department and executives and employees from either Universal or Universal Leaf Tobacco, including Employee J, Employee K, and Employee L, approved or directed the transfer of the multiple “commission” payments to Agent X even though: (a) some of the payments were described as “special expense” payments; (b) there was no contractual basis for the payment of the additional commission amounts; (c) the payments were to accounts unassociated with the Agent; (d) the instructions that were provided when wiring the money indicated that Universal should not identify the agent or that the amounts were for “special expenses;” and (e) the payments were above the standard five (5) percent commission typically paid by Universal Brazil to its agents.
73.           Universal Brazil did not conduct sufficient due diligence prior to engaging Agent X.

APPENDIX B
INDEPENDENT CORPORATE MONITOR

1.        Within sixty (60) calendar days of the execution of (a) the Non-Prosecution Agreement between the Fraud Section, Criminal Division of the United States Department of Justice (“the Fraud Section”) and the United States Attorney’s Office for the Eastern District of Virginia (“USAO”) (collectively referred to as the “Department of Justice” or the “Department”) and Universal Corporation (“Universal” or “the Company”) and (b) the Plea Agreement between the Department and Universal Leaf Tabacos Ltda. (“Universal Brazil”), Universal Corporation, on behalf of itself and its subsidiary Universal Brazil, agrees to engage an independent corporate monitor (the “Monitor”) for a period of three (3) years.  The Monitor’s primary responsibility is to assess and monitor the Company’s compliance with the terms of the Non-Prosecution Agreement and the Plea Agreement (collectively referred to as the “Agreements”) so as to specifically address and reduce the risk of the recurrence of misconduct, including evaluating the Company’s corporate compliance program with respect to the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, Title 15, United States Code, Section 78dd-1, et seq., and other relevant anti-corruption laws, and making recommendations for improvement.  Within thirty (30) calendar days after the signing of the Agreements, and after consultation with the Department, the Company will propose to the Department three candidates to serve as the Monitor. The Monitor candidates shall have, at a minimum, the following qualifications:
a.           demonstrated expertise with respect to the FCPA, including experience counseling on FCPA issues;
b.           experience designing and/or reviewing corporate compliance policies, procedures and internal controls, including FCPA-specific policies, procedures and controls;

c.           the ability to access and deploy resources as necessary to discharge the Monitor’s duties as described in the Agreements; and
d.           sufficient independence from the Company to ensure effective and impartial performance of the Monitor’s duties as described in the Agreements.
        2.           The Department retains the right, in its sole discretion, to choose the Monitor from among the Monitor candidates proposed by the Company.  The Monitor’s term shall be three (3) years from the date on which the Monitor is approved by the Department, subject to extension or early termination as described in the Non-Prosecution Agreement.  The Monitor’s duties and authority, and the obligations of the Company with respect to the Monitor and the Department, are set forth below.
3.           The Company agrees that it will not employ or be affiliated with the Monitor for a period of not less than one year from the date the Monitor’s work has ended.
4.           The Monitor will review and evaluate the effectiveness of the Company’s internal controls, record-keeping, and existing or new financial reporting policies and procedures as they relate to the Company’s compliance with the books and records, internal accounting controls and anti-bribery provisions of the FCPA, and other applicable anti-corruption laws.  This review and evaluation shall include an assessment of the policies and procedures as actually implemented. The retention agreement between the Company and the Monitor will reference this Agreement and include this Agreement as an attachment so the Monitor is fully apprised of his or her duties and responsibilities.
5.           The Company shall cooperate fully with the Monitor and the Monitor shall have the authority to take such reasonable steps as, in his or her view, may be necessary to be fully informed about the compliance program and operations of the Company within the scope of his

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or her responsibilities under this Agreement.  To that end, the Company shall provide the Monitor with access to all information, documents, and records that are not subject to protection from disclosure by the attorney-client privilege or the attorney work product doctrine and facilities and/or employees that fall within the scope of responsibilities of the Monitor under this Agreement.  In the event that the Company seeks to withhold from the Monitor access to information, documents, records, facilities and/or employees of the Company on grounds that the information, documents, records, facilities and/or employees are protected by the attorney-client privilege or the attorney work product doctrine, the Company shall work cooperatively with the Monitor to resolve the matter to the satisfaction of the Monitor.  If the matter cannot be resolved, at the request of the Monitor, the Company shall promptly provide written notice to the Monitor and the Department.  Such notice shall include a general description of the nature of the information, documents, records, facilities and/or employees that are being withheld, as well as the basis for the claim.
6.           Any disclosure by the Company to the Monitor concerning corrupt payments, related books and records and related internal controls shall not relieve the Company of its obligation truthfully to disclose such matters to the Department
7.           The parties agree that the Monitor is an independent third-party, not an employee or agent of the Company or the Department, and that no attorney-client relationship shall be formed between the Company and the Monitor.
8.           The Company agrees that:
a.      The Monitor shall assess whether the Company’s existing policies, procedures, and internal controls are reasonably designed to detect and prevent violations of the FCPA and other applicable anti-corruption laws.

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b.      The Monitor shall assess, monitor, and evaluate the Company’s compliance with the terms of the Agreements.
c.      The Monitor shall oversee the Company’s implementation of and adherence to all existing, modified or new policies, procedures, or internal controls relating to FCPA compliance, including the minimum policies and procedures set forth in Appendix D.
d.      The Monitor shall ensure that the Policies and Procedures are appropriately designed to accomplish their goals.
       e.   During the three (3) year term, the Monitor shall conduct an initial review and prepare an initial report, followed by two follow-up reviews and reports as described below:
(i)           With respect to each of the three (3) reviews, after initial consultations with the Company and the Department, the Monitor shall prepare a written work plan for each review, which shall be submitted at least sixty (60) days in advance to the Company and the Department for comment.  In order to conduct an effective initial review and to understand fully any existing deficiencies in the existing policies, procedures, and internal controls related to the FCPA and other applicable anti-corruption laws, the Monitor’s initial work plan shall include such steps as are reasonably necessary to develop an understanding of the facts and circumstances surrounding any violations that may have occurred, but the parties do not intend that the Monitor will conduct his or her own inquiry into those historical events.  Any disputes between the Company and the Monitor with respect to the work plan shall be decided by the Department in its sole discretion.
(ii)           In connection with the initial review, the Monitor shall issue a written report within one hundred twenty (120) calendar days of the engagement of the Monitor setting forth the Monitor’s assessment and, if appropriate and necessary, making

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recommendations reasonably designed to improve the Policies and Procedures of the Company for ensuring compliance with the FCPA and other applicable anti-corruption laws.  The Monitor shall provide the report to the Board of Directors of the Company and contemporaneously transmit copies to Deputy Chief, FCPA Unit, Fraud Section, Criminal Division, U.S. Department of Justice, 1400 New York Ave., N.W., Bond Building, Fourth Floor, Washington, DC 20005.  The Monitor may extend the time period for issuance of the report with prior written approval of the Department.
(iii)           Within one-hundred twenty (120) calendar days after receiving the Monitor’s report, the Company shall adopt the recommendations set forth in the report; provided, however, that within sixty (60) calendar days after receiving the report, the Company shall advise the Monitor and the Department in writing of any recommendations that the Company considers unduly burdensome, impractical, costly or otherwise inadvisable.  With respect to any recommendation that the Company considers unduly burdensome, impractical, costly or otherwise inadvisable, the Company need not adopt that recommendation within that one-hundred twenty (120) calendar day period; instead, the Company may propose in writing an alternative policy, procedure or system designed to achieve the same objective or purpose.  As to any recommendation on which the Company and the Monitor ultimately do not agree, the views of the Company and the Monitor shall promptly be brought to the attention of the Department.  Any disputes between the Company and the Monitor with respect to the recommendations shall be decided by the Department in its sole discretion.  The Department may consider the Monitor’s recommendation and the Company’s reasons for not adopting the recommendation in determining whether the Company has fully complied with its obligations under this Agreement.

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(iv)           The Monitor shall undertake two follow-up reviews to further monitor and assess whether the policies and procedures of the Company are reasonably designed to detect and prevent violations of the FCPA and other applicable anti-corruption laws.
(v)           Within sixty (60) calendar days of initiating each follow-up review, the Monitor shall: (A) complete the review; (B) certify whether the anti-bribery compliance program of the Company, including the policies and procedures, is appropriately designed and implemented to prevent and detect violations of the FCPA and other applicable anti-corruption laws; and (C) report on the Monitor's findings in the same fashion as with respect to the initial review.
(vi)            The first follow-up review and report shall be completed by one year after the completion of the initial review. The second follow-up review and report shall be completed by one year after the completion of the first follow-up review.
(vii)           The Monitor may extend the time period for submission of the follow-up reports with prior written approval of the Department.
9.           In undertaking the assessments and reviews described above, the Monitor shall formulate conclusions based on, among other things:  (a) inspection of relevant documents, including the policies and procedures relating to the Company’s anti-corruption compliance program;  (b) onsite observation of the Company’s policies, procedures, and internal controls; (c) meetings with, and interviews of, relevant employees, directors and other persons at mutually convenient times and places; and (d) analyses, studies and testing of the Company’s anti-corruption compliance program.
10.           Should the Monitor, during the course of his or her engagement, discover credible evidence that questionable or corrupt payments or questionable or corrupt transfers of property

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or interests may have been offered, promised, paid or authorized by any Company entity or person, or any entity or person working directly or indirectly for the Company, which could potentially violate the FCPA or other applicable anti-corruption laws, or that related false books and records have been maintained, the Monitor shall promptly report such conduct to the Company’s General Counsel, its Compliance Committee, and its outside counsel for further investigation, unless the Monitor believes, in the exercise of his or her discretion, that such disclosure should be made directly to the Department.  If the Monitor refers the matter only to the Company’s General Counsel, its Compliance Committee, and its outside counsel, the Company shall promptly report the same to the Department and contemporaneously notify the Monitor that such report has been made.  If the Company fails to make disclosure to the Department within ten (10) calendar days of the Monitor’s report of such conduct to the Company, the Monitor shall independently disclose his or her findings to the Department at the address listed in Paragraph 8(e)(ii) above.  Further, in the event that the Company, or any entity or person working directly or indirectly for the Company, refuses to provide information necessary for the performance of the Monitor’s responsibilities, the Monitor shall promptly disclose that fact to the Department.  The Company shall not take any action to retaliate against the Monitor for any such disclosures or for any other reason.  The Monitor may report other criminal or regulatory violations discovered in the course of performing his or her duties, in the same manner as described above.
11.           At least annually, and more frequently if appropriate, representatives of the Company and the Department will meet together to discuss the monitorship and any suggestions, comments or proposals for improvement the Company may wish to discuss with the Department.

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APPENDIX C
CORPORATE COMPLIANCE PROGRAM
In order to address potential deficiencies in Universal Corporation’s internal controls, policies, and procedures regarding compliance with the Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. §§ 78dd-1, et seq., and other applicable anti-corruption laws, Universal Corporation (referred to as the “Company”), on behalf of itself and its wholly owned subsidiaries, including Universal Brazil, agrees to continue to conduct, in a manner consistent with all of the obligations under this Agreement, appropriate reviews of existing policies, procedures, and internal controls.
Where appropriate, the Company agrees to adopt new or modify existing policies, procedures, and internal controls in order to ensure that it maintains:  (a) a system of internal accounting controls designed to ensure that the Company makes and keeps fair and accurate books, records, and accounts; and (b) a rigorous anti-corruption compliance code, standards and procedures designed to detect and deter violations of the FCPA and other applicable anti-corruption laws.  At a minimum, this should include, but ought not be limited to, the following elements:
1.           A clearly articulated corporate policy against violations of the FCPA and other applicable anti-corruption laws.
2.           A system of financial and accounting procedures, including a system of internal accounting controls, designed to ensure the maintenance of fair and accurate books, records and accounts.
3.           Promulgation of a compliance code, standards and procedures designed to reduce the prospect of violations of the FCPA, other applicable anti-corruption laws, and the Company’s compliance code.  These standards and procedures should apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of the Company in a foreign jurisdiction, including agents, consultants, representatives, distributors, teaming partners, and joint venture partners (collectively referred to as “agents and business partners”).
4.           The assignment of responsibility to one or more senior corporate officials of the Company for the implementation and oversight of compliance with policies, procedures, and internal controls regarding the FCPA and other applicable anti-corruption laws.  Such corporate official(s) shall have the authority to report matters directly to the Audit Committee of the Board of Directors of the Company.
5.           Mechanisms designed to ensure that the Company’s policies, procedures, and internal controls regarding the FCPA and other applicable anti-corruption laws are effectively communicated to all directors, officers, and, where necessary and appropriate, employees agents and business partners.  This should include:  (a) periodic training for all directors and officers and, where necessary and appropriate, employees, agents, and business partners; and (b) annual certifications with regard to this training by all directors and officers and, where necessary and appropriate, employees, agents, and business partners.
6.           An effective system for reporting suspected criminal conduct and/or violations of the compliance policies, procedures, and internal controls regarding the FCPA and other applicable anti-corruption laws for directors, officers, and, where necessary and appropriate, employees, agents, and business partners.

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7.           Appropriate disciplinary procedures to address, among other things, violations of the FCPA, other applicable anti-corruption laws, and the Company’s compliance code, standards and procedures by the Company’s directors, officers, and employees.
8.           Appropriate due diligence requirements pertaining to the retention and oversight of agents and business partners.
9.           Where necessary and appropriate, standard provisions in agreements, contracts, and renewals thereof with all agents and business partners that are reasonably calculated to prevent violations of the FCPA and other applicable anti-corruption laws, which may, depending upon the circumstances, include:  (a) anti-corruption representations and undertakings relating to compliance with the FCPA and other applicable anti-corruption laws; (b) rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any violation of anti-corruption laws or breach of representations and undertakings related to such matters.
10.           Periodic testing of the Company’s policies, procedures, and internal controls designed to evaluate their effectiveness in detecting and reducing violations of anti-corruption laws and the Company’s applicable compliance code, policies, and procedures.

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